EXHIBIT 99.1

Vodafone Group and Liberty Global welcome the European Commission’s clearance for the proposed merger of their Dutch operations

Denver, Colorado and London, United Kingdom - August 3, 2016:

Vodafone Group Plc (LSE: VOD) and Liberty Global plc (NASDAQ: LBTYA, LBTYB and LBTYK) today welcomed the conditional clearance by the European Commission of the two companies’ proposed merger of their operating businesses in the Netherlands to form a 50:50 joint venture.

Following its Phase I investigation, the European Commission concluded that the transaction, as modified by the commitments offered by the parties, does not raise any competition concerns.

The commitments entail a divestment of Vodafone Netherlands’ consumer fixed business, prior to closing of the proposed merger of the two companies’ Dutch operations. This represents a structural remedy offered by the parties to address any concerns regarding the overlap between the fixed telecoms and TV activities of Vodafone and Ziggo in the Netherlands. Having already received a number of expressions of interest, the parties will now proceed with the sale process.

Vodafone Netherlands’ consumer fixed business has a customer base of more than 120,000 with a high triple-play penetration rate. The divestment could potentially also include MVNO access subject to agreement on commercial terms.

ENDS

About Vodafone Group
Vodafone is one of the world’s largest telecommunications companies and provides a range of services including voice, messaging, data and fixed communications. Vodafone has mobile operations in 26 countries, partners with mobile networks in 56 more, and fixed broadband operations in 17 markets. As of 30 June 2016, Vodafone had 465 million mobile customers and 13.7 million fixed broadband customers. For more information, please visit: www.vodafone.com.

About Liberty Global
Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our customers who subscribe to over 59 million1 television, broadband internet and telephony services. We also serve over ten million1 mobile subscribers and offer WiFi service across six million access points.
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[1]
Subscriber statistics for Liberty Global (including the LiLAC Group) and CWC are as of March 31, 2016, and are based on each entity's subscriber counting policies. CWC’s subscriber counting policies may differ from those of Liberty Global. Accordingly, the combined subscriber statistics are not necessarily indicative of the actual number of subscribers to be reported by the combined operations once CWC conforms to Liberty Global's subscriber counting policies.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a submarine fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or follow us on twitter, LinkedIn, Facebook and Instagram.

About Vodafone Netherlands
Vodafone Netherlands is the second largest mobile telecommunications company in the Netherlands on the basis of turnover and profitability, and had more than 5 million customers at 30 June 2016. The company is headquartered in Amsterdam and Maastricht and has offices in Eindhoven, Capelle aan den IJssel, Bodegraven and Amstelveen IJsselstein. For more information, go to www.vodafone.nl and www.vodafone.com.

About Ziggo
Ziggo is the leading communications and entertainment services provider for consumer and businesses across the Netherlands. As of March 31, 2016, Ziggo provided 9.7 million service subscriptions to its 4.0 million unique customers: 4.0 million video, 3.1 million internet and 2.5 million fixed telephony service subscribers.

In addition, Ziggo supplies 197,000 subscribers with mobile telephony and customers have access to over 2 million WiFiSpots across the Netherlands (Q1 2016). The company’s products and services for the small and large business markets consists of data communications, fixed and mobile telephony and electronic payment systems.

CONTACTS
Vodafone Group

Media Relations    www.vodafone.com/media/contact

Investor relations    +44 (0) 7919 990230

Liberty Global

Media Relations    Matt Beake            +44 208 483 6428
mbeake@libertyglobal.com

Investor Relations    Oskar Nooij            +1 303 220 4218
Christian Fangmann         +49 221 8462 5151
John Rea            +1 303 220 4238